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                                                                     Exhibit (i)


                          DRINKER BIDDLE & REATH LLP
                               One Logan Square
                            18/th/ & Cherry Streets
                         Philadelphia, PA 19103-6996
                                 215-988-2700
                               215-988-2757 Fax
                                  www.dbr.com



                                        April 14, 2000


M.S.D. & T. Funds, Inc.
Two Hopkins Plaza
Baltimore, MD 21201

          Re:  M.S.D. & T. Funds, Inc. -- Class P Common Stock
               -----------------------------------------------

Ladies and Gentleman:

          We have acted as counsel for M.S.D.& T. Funds, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing of Post-Effective Amendment No. 25 (the "Amendment") to the Company's Registration Statement on Form N-1A under the Securities Act of 1933. The Amendment seeks to register an indefinite number of Class P shares of common stock (the "Class P Common Stock"), par value $.001 per share, representing interests in the Company's Capital Opportunities Fund. You have asked for our opinion on certain matters relating to the Class P Common Stock.

          We have reviewed the Company's Articles of Incorporation and Bylaws, resolutions of the Company's Board, certificates of public officials and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

          We have also assumed the following for purposes of this opinion:

          1. The shares of Class P Common Stock will be issued in accordance with the Articles of Incorporation and Bylaws of the Company and resolutions of the Company's Board and shareholders relating to the creation, authorization and issuance of Class P Common Stock.
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M.S.D. & T. Funds, Inc.
April 14, 2000
Page 2

          2. The Board will not change the number of shares of Class P Common Stock, or the preferences, limitations or relative rights of the Class P Common Stock after any shares of Class P Common Stock have been issued.

          Based upon and subject to the foregoing, we are of the opinion that:

          1. The Company is authorized to issue Four Hundred Million (400,000,000) shares of Class P Common Stock.

          2. The shares of Class P Common Stock will be, when issued in accordance with, and sold for the consideration described in, the Amendment (provided that (i) the price of such shares is not less than the par value thereof and (ii) the number of shares of Class P Common Stock issued does not exceed the authorized number of shares of Class P Common Stock as of the date of issuance of the shares), validly issued, fully paid and non-assessable by the Company.

          We consent to the filing of this opinion as an exhibit to the Amendment to be filed by the Company with the Securities and Exchange Commission.


                                        Very truly yours,


                                        /s/ Drinker Biddle & Reath LLP
                                        ---------------------------------------
                                        DRINKER BIDDLE & REATH LLP